Sub-Item 77K: Changes in registrant's certifying accountants

On May 19, 2005, the Board of Trustees of the
Coventry Group (the "Trust"), upon the
recommendation of the Board's audit committee, determined not to retain PricewaterhouseCoopers LLP
("PwC") as independent auditors for the
1st Source Monogram Funds and The Signal Funds
(the "Funds") and approved a change of the Funds' independent registered public accounting firm to Ernst & Young LLP ("E&Y").

During the Funds' fiscal years ended
March 31, 2005 and March 31, 2004, PwC's audit reports concerning the Funds contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles.

Further, in connection with its audits for the fiscal years ended March 31, 2005 and March 31, 2004 and through May 19, 2005, there were no disagreements between the Funds and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of PwC would have caused it to make reference to the disagreements in its report on the financial statements for such periods. In addition, there were no "reportable events" of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Registrant engaged Ernst & Young LLP ("E&Y") as its new independent registered public accounting firm as of May 19, 2005. During registrant's fiscal years ended March 31, 2005 and March 31, 2004 and through May 19, 2005, neither registrant nor anyone on its behalf consulted E&Y (i) concerning the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on registrant's financial statements, and neither a written report was provided to the Registrant or oral advice was provided that E&Y concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) concerning the subject of a disagreement (as defined in paragraph
(a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said
Item 304 of Regulation S-K).

Registrant has requested PwC to furnish it with a letter addressed to the Securities and Exchange
Commission stating whether PwC agrees with the statements contained above. A copy ofthe letter from PwC to the Securities and Exchange
Commission is filed as an exhibit hereto.